Financial News Release

CONTACTS:
Danny Herron	Annie Leschin
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
danny.herron@aei.com	ir@aei.com

ADVANCED ENERGY ANNOUNCES SECOND QUARTER RESULTS

•	Revenue of $146 million

•	GAAP earnings of $0.26 per diluted share

•	Non-GAAP earnings of $0.38 per diluted share

•	Ended quarter with $130 million in cash

•	Completed $25 million share repurchase

Fort Collins, Colo., August 4, 2014 - Advanced Energy Industries, Inc. (Nasdaq: AEIS) today announced financial results for the second quarter ended June 30, 2014. The company reported second quarter sales of $146.3 million compared with $140.9 million in the first quarter of 2014 and $139.7 million in the second quarter of 2013. Net income was $10.6 million or $0.26 per diluted share. On a non-GAAP basis, net income was $15.5 million or $0.38 per diluted share. A reconciliation of non-GAAP net income and earnings per share is provided in the tables below. Based on the current mix of profits between precision power products and inverters, the effective tax rate was approximately 7.7%. The company ended the quarter with $130.2 million in cash and marketable securities, an increase of $7.5 million over last quarter, which included a $25 million repurchase of outstanding shares and the repayment of a revolving line of credit in the amount of $11.6 million.
“Even with a downturn in semiconductors, our diversification into a variety of precision power applications drove revenues higher sequentially and generated cash in the quarter,” said Garry Rogerson, CEO of Advanced Energy. “While recent changes in the solar industry have dampened expectations for large utility scale projects, we are taking immediate action to address this overhang. The transition of our inverter manufacturing to Shenzhen and our new organizational structure with a product line focus should provide increased resource flexibility and cost savings. Our strong cash generation of $200 million in the last 3 years is enabling us to invest in product lines that fit our model and diversify our portfolio, while returning value to our shareholders. The business model we have put in place is driving continued success through cyclical peaks and troughs and we remain focused on cash generation, revenue acceleration and margin expansion.”

Precision Power Products
Precision Power products sales were $81.8 million in the second quarter of 2014, a 1.3% decrease from $82.9 million in the first quarter of 2014 and a 14.1% increase from $71.7 million in the second quarter of 2013. The diversification of our precision products largely offset the sequential decline in semiconductors, with particular strength in industrial applications.
Inverters
Inverter sales were $64.5 million in the second quarter of 2014, up 11.0% from $58.1 million in the first quarter of 2014, and down 5.2% from $68.0 million in the second quarter of 2013. Revenues rebounded from first quarter with strong shipments of our new products.
Net Income
Net income for the second quarter was $10.6 million or $0.26 per diluted share, including approximately $0.5 million of acquisition-related expenses, compared with net income of $14.7 million or $0.35 per diluted share in the first quarter of 2014, and a net loss of $9.8 million or $0.24 per diluted share in the same period last year. On a non-GAAP basis, adjusted net income this quarter decreased to $15.5 million or $0.38 per diluted share from $18.1 million or $0.43 per diluted share in the first quarter of 2014, and increased from $13.9 million or $0.35 per diluted share in the same period last year.
Third Quarter 2014 Guidance
Pending the resolution of the tariff, we expect inverters to continue to be pressured. Based on this, guidance is within the following ranges:

•	Sales of $130 million to $140 million

•	Earnings per share of $0.22 to $0.30, excluding restructuring charges

•	Non-GAAP earnings per share of $0.30 to $0.38
Second Quarter 2014 Conference Call
Management will host a conference call tomorrow, Tuesday, August 5, 2014, at 8:30 a.m. Eastern Time to discuss Advanced Energy's financial results. Domestic callers may access this conference call by dialing 855-232-8958. International callers may access the call by dialing 315-625-6980. Participants will need to provide conference pass code 73599931. For a replay of this teleconference, please call 855-859-2056 or 404-537-3406 and enter pass code 73599931. The replay will be available for one week following the conference call. A webcast will also be available on the Investor Relations web page at http://ir.advanced-energy.com.

About Advanced Energy
Advanced Energy (Nasdaq: AEIS) is a global leader in innovative power and control technologies for high-growth, precision power conversion solutions. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.
This release includes GAAP and non-GAAP income and per share earnings data. Please note that beginning in 2013, Advanced Energy redefined its non-GAAP measures to exclude restructuring charges, acquisition-related costs, stock based compensation and amortization of intangibles and other non-recurring items. These non-GAAP measures are not in accordance with, or an alternative for, similar measures calculated under generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Advanced Energy believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Additionally, the company believes that these non-GAAP measures, in combination with its financial results calculated in accordance with GAAP, provides investors with additional perspective. While some of these excluded items may be incurred and reflected in the company’s GAAP financial results in the foreseeable future, the company believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred. The use of non-GAAP measures has limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP and these measures should only be used to evaluate the company’s results of operations in conjunction with the corresponding GAAP measures.
Please refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.
Forward-Looking Statements
The company’s expectations with respect to guidance to financial results for the third quarter ending September 30, 2014, anticipated flexibility in operations and cost savings and other statements that are not historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: (a) the effects of global macroeconomic conditions upon demand for our products; (b) the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry; (c) the volatility and seasonality of renewable energy projects and inverter sales; (d) the acquisition of Solvix, REFUsol, the Power Control Modules product line from AEG Power Solutions GmbH (the “PCM”), and HiTek Power Group (collectively, the “Acquisitions”) including the successful integration of the operations of such Acquisitions, the retention of key employees of such Acquisitions, expectations surrounding the benefits of the Acquisitions’ products, the total available market and expected sales of such products, and product cost expectations surrounding the fabless manufacturing models for REFUsol and the PCM; (e) with regard to the renewable energy market, tariffs on Chinese solar panels, the continuation of feed-in-tariffs and other incentives in Europe and elsewhere for inverters, including the RPS (renewable portfolio standards) and the timing and availability of grant programs in North America and Europe; (f) renewable energy project delays resulting from solar panel price changes and increased competition in the solar inverter equipment market, (g) the timing of orders received from customers, (h) the company's ability to realize benefits from cost improvement efforts including avoided costs, any restructuring plans and any inorganic growth, (i) the ability to obtain materials and manufacture products; (j) the Company's ability to identify and hire a highly qualified Chief Executive Officer, cooperation by the parties during the process, potential disruption to the Company's operations and management that could result from the transition, and (k) unanticipated changes to management's estimates, reserves or allowances. These and other risks are described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained from Advanced Energy's website at www.advancedenergy.com or by contacting Advanced Energy's investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. As reiterated previously, aspirational goals and targets discussed on the conference call or in the presentation materials should not be interpreted in any respect as guidance. The company assumes no obligation to update the information in this press release.

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ADVANCED ENERGY INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2014	2013	2014	2014	2013

SALES	$146,285	$139,711	$140,948	$287,233	$251,525
COST OF SALES	93,739	86,452	88,287	182,026	156,427
GROSS PROFIT	52,546	53,259	52,661	105,207	95,098
	35.9%	38.1%	37.4%	36.6%	37.8%
OPERATING EXPENSES:
Research and development	15,736	15,740	14,142	29,878	29,993
Selling, general and administrative	22,828	22,910	19,731	42,559	40,564
Restructuring charges	244	24,206	—	244	24,206
Amortization of intangible assets	2,226	1,975	1,875	4,101	4,188
Total operating expenses	41,034	64,831	35,748	76,782	98,951
OPERATING INCOME (LOSS)	11,512	(11,572)	16,913	28,425	(3,853)
OTHER INCOME (EXPENSE), NET	25	(330)	(96)	(71)	(533)
Income (loss) before income taxes	11,537	(11,902)	16,817	28,354	(4,386)
Provision (benefit) for income taxes	891	(2,120)	2,102	2,993	(1,430)
NET INCOME (LOSS)	$10,646	$(9,782)	$14,715	$25,361	$(2,956)

Basic weighted-average common shares outstanding	40,540	39,453	40,814	40,677	39,114
Diluted weighted-average common shares outstanding	41,147	40,150	41,870	41,419	39,899

EARNINGS PER SHARE:

NET INCOME (LOSS):
BASIC EARNINGS (LOSS) PER SHARE	$0.26	$(0.25)	$0.36	$0.62	$(0.08)
DILUTED EARNINGS (LOSS) PER SHARE	$0.26	$(0.24)	$0.35	$0.61	$(0.07)

ADVANCED ENERGY INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2014	2013*
ASSETS	UNAUDITED

Current Assets:
Cash and cash equivalents	$117,549	$138,125
Marketable securities	12,633	11,568
Accounts receivable, net	121,262	125,782
Inventories, net	118,187	109,771
Deferred income taxes	10,755	10,746
Income taxes receivable	4,760	10,027
Other current assets	13,084	10,950
Total current assets	398,230	416,969

Property and equipment, net	32,821	34,888

Deposits and other	2,478	2,421
Goodwill and intangibles, net	251,618	177,211
Deferred income tax assets, net	19,000	21,488
Total assets	$704,147	$652,977

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$72,210	$55,623
Other accrued expenses	67,485	66,734
Total current liabilities	139,695	122,357

Long-term liabilities	99,490	66,158

Total liabilities	239,185	188,515

Stockholders' equity	464,962	464,462
Total liabilities and stockholders' equity	$704,147	$652,977

* December 31, 2013 amounts are derived from the December 31, 2013 audited Consolidated Financial Statements.

ADVANCED ENERGY INDUSTRIES, INC.
SEGMENT INFORMATION (UNAUDITED)
(in thousands)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2014	2013	2014	2014	2013
SALES:
Thin Films	$81,832	$71,702	$82,872	$164,704	$133,479
Solar Energy	64,453	68,009	58,076	122,529	118,046
Total Sales	$146,285	$139,711	$140,948	$287,233	$251,525

OPERATING INCOME (LOSS):
Thin Films	$18,362	$14,406	$23,211	$41,573	$21,917
Solar Energy	(6,606)	(1,772)	(6,298)	(12,904)	(1,564)
Total segment operating income	11,756	12,634	16,913	28,669	20,353
Corporate expenses	—	—	—	—	—
Restructuring charges	(244)	(24,206)	—	(244)	(24,206)
Other income (expense), net	25	(330)	(96)	(71)	(533)
Income (loss) before income taxes	$11,537	$(11,902)	$16,817	$28,354	$(4,386)

ADVANCED ENERGY INDUSTRIES, INC.
SELECTED OTHER DATA (UNAUDITED)
(in thousands)

Reconciliation of Non-GAAP measure - operating expenses and income from operations, excluding certain items	Three Months Ended			Six Months Ended
	June 30,		March 31	June 30,
	2014	2013	2014	2014	2013

Gross Profit, as reported	$52,546	$53,259	$52,661	$105,207	$95,098
Operating expenses, as reported	41,034	64,831	35,748	76,782	98,951
Adjustments:
Restructuring charges	(244)	(24,206)	—	(244)	(24,206)
Acquisition-related costs	(470)	—	(260)	(730)	(1,093)
Stock-based compensation	(1,495)	(3,170)	(1,764)	(3,259)	(5,204)
Amortization of intangible assets	(2,226)	(1,975)	(1,875)	(4,101)	(4,188)
Nonrecurring executive severance	(867)	—	—	(867)	—
Non-GAAP operating expenses	35,732	35,480	31,849	67,581	64,260
Non-GAAP income from operations	$16,814	$17,779	$20,812	$37,626	$30,838

Reconciliation of Non-GAAP measure - income excluding certain items	Three Months Ended			Six Months Ended
	June 30,		March 31	June 30,
	2014	2013	2014	2014	2013

Income (loss), net of tax, as reported	$10,646	$(9,782)	$14,715	$25,361	$(2,956)
Adjustments, net of tax
Restructuring charges	225	19,579	—	225	19,579
Acquisition-related costs	434	—	228	662	993
Stock-based compensation	1,380	2,524	1,544	2,924	4,371
Amortization of intangible assets	2,052	1,573	1,642	3,694	3,583
Nonrecurring executive severance	800	—	—	800	—
Non-GAAP income, net of tax	$15,537	$13,894	$18,129	$33,666	$25,570

Reconciliation of Non-GAAP measure - per share earnings excluding certain items	Three Months Ended			Six Months Ended
	June 30,		March 31	June 30,
	2014	2013	2014	2014	2013

Diluted earnings per share, as reported	$0.26	$(0.24)	$0.35	$0.61	$(0.07)
Add back:
per share impact of Non-GAAP adjustments, net of tax benefit	0.12	0.59	0.08	0.20	0.71
Non-GAAP per share earnings	$0.38	$0.35	$0.43	$0.81	$0.64